Exhibit 99.1

ATC Contact: Spencer Kurn
Senior Vice President, Investor Relations
Telephone: (617) 375-7517

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF GENE REILLY TO BOARD OF DIRECTORS

Boston, Massachusetts – August 25, 2025 – American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Gene Reilly as a director.

Mr. Reilly most recently served as the Vice Chairman of Prologis, Inc., and served as an advisor through April 2024. Mr. Reilly joined Prologis (then AMB Property Corporation) in 2003 and held several roles, including serving as Chief Investment Officer from 2019 to 2023 and Chief Executive of the Americas from 2011 to 2019, where he oversaw all aspects of the company’s operations across the United States, Canada and Latin America. Mr. Reilly has 40 years of experience in real property investment, management and operations, including previously serving as Chief Investment Officer of Cabot Properties, Inc., a private equity industrial real estate firm, where he was a founding partner and served on its investment committee and board of directors. Mr. Reilly previously served as a member of the technical committee of FIBRA Prologis and as a member of the board of directors and executive committee of the National Association of Industrial and Office Properties (NAIOP).

“We are pleased to welcome Gene to our Board of Directors,” said Steve Vondran, President and Chief Executive Officer of American Tower. “Gene’s decades of experience in real estate investment and operations across the Americas, combined with his deep expertise in portfolio strategy, make him a strong fit with our Core Principles. His broad and relevant background will provide critical insight as we continue to optimize our global portfolio, enhance our market leadership and deliver durable, long-term value for our shareholders.”

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 150,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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